                     THE PENN MUTUAL LIFE INSURANCE COMPANY
                                  FOUNDED 1847

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Annuitant                                                          Annuity  Date

                                   MAY 1, 2009

Contract Number                                                    Contract Date

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The Penn Mutual Life Insurance Company will make monthly annuity payments and other payments as set forth in this contract.

This is a legal contract between you and us. Please read the contract carefully.

VALUES AND PAYMENTS TO YOU UNDER THIS CONTRACT VARY ACCORDING TO THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


TEN DAY RIGHT TO REVIEW CONTRACT: You may cancel this contract within ten days after its receipt. Simply return or mail it to us or our agent. We will refund the contract value.

/s/Joseph J. Horvath                              /s/Robert E. Chappell

General Counsel and Secretary                     Chairman and
                                                  Chief Executive Officer




                    INDIVIDUAL VARIABLE
                    ANNUITY CONTRACT--
                    FLEXIBLE PURCHASE PAYMENTS
                    o     Annuity Payments payable on Annuity Date
                    o     Flexible Purchase Payments payable until Annuity Date
                    o     Participating





The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172
DI-783-V

                                TABLE OF CONTENTS


                                                                          PAGE

Section 1-- Contract Specifications                                         3

Section 2-- Endorsements                                                    4

Section 3-- Definitions                                                     5

Section 4-- Purchase Payments                                               5

Section 5-- Charges and Deductions                                          5

Section 6-- The Separate Account                                            6

Section 7-- Accumulation Values                                             7

Section 8-- Annuity Payments                                                8

Section 9-- Annuity Options                                                10

Section 10-- Annuity Option Tables                                         11

Section 11-- Payment on Death                                              13

Section 12-- Transfer To Or From Another Contract                          13

Section 13-- Withdrawal                                                    14

Section 14--Miscellaneous                                                  15

SECTION 1 -- CONTRACT SPECIFICATIONS



ANNUITANT                           MAY 1, 2009                    ANNUITY DATE


CONTRACT NUMBER                   APRIL 20, 1999                  CONTRACT DATE

         FIRST PURCHASE PAYMENT                                AGE OF ANNUITANT
         ----------------------                                ----------------

                $25,671.42                                           69


                                                  DATE CONTRACT ADMINISTRATION
         THE SEPARATE ACCOUNT                     CHARGE IS DEDUCTED EACH YEAR
         --------------------                     ----------------------------

         PENN MUTUAL VARIABLE ACCOUNT III                 APRIL 4


ELIGIBLE FUNDS

FIDELITY MANAGEMENT                              ICMI/ROBERTSON STEPHENS
         Equity Income                                  Emerging Growth
         Growth
         Asset Manager                           OPCAP ADVISORS
         Index 500                                      Value Equity
                                                        Small Capitalization
INDEPENDENCE CAPITAL (ICMI)
         Money Market                            T. ROWE PRICE
         Quality Bond                                   High Yield Bond
         Growth Equity                                  Flexibly Managed

VONTOBEL USA                                     AMERICAN CENTURY
         International Equity                           VP Capital Appreciation

NEUBERGER & BERMAN                               MORGAN STANLEY ASSET MANAGEMENT
         Limited Maturity Bond Portfolio                Emerging Markets Equity
         Balanced
         Partners

EXCEPT WITH THE CONSENT OF PENN MUTUAL, THERE CAN BE NO ALLOCATION OF PURCHASE PAYMENTS AND TRANSFERS TO MORE THAN 17 OF THE FUNDS LISTED ABOVE OVER THE DURATION OF THE CONTRACT.

DIVISIBLE SURPLUS APPORTIONED TO THIS CONTRACT, IF ANY, WILL BE APPLIED TO PROVIDE ADDITIONAL ACCUMULATION UNITS OR ANNUITY UNITS UNLESS YOU ELECT TO HAVE IT PAID IN CASH.

SECTION 2 -- ENDORSEMENTS

SECTION 3 -- DEFINITIONS

                  OWNER: The person entitled to exercise all rights under the contract. In this contract, the word "you" means Owner.

                  PURCHASE PAYMENTS: The money you pay us for this contract.

                  ANNUITANT: The person during whose life annuity payments are made.

                  ANNUITY DATE: The date on which annuity payments are to start.

                  ACCUMULATION UNIT: An index used to compute the contract value prior to the annuity date.

                  ANNUITY UNIT: An index used to compute annuity payments.

                  CONTRACT VALUE: The value of all accumulation units credited to the contract.

                  QUALIFIED PLAN: A retirement plan that receives special tax treatment under Sections 401, 403, 404, 408 or any similar provisions of the Internal Revenue Code.

                  NONQUALIFIED PLAN: A retirement plan other than a Qualified Plan.


SECTION 4 -- PURCHASE PAYMENTS

                  FIRST PURCHASE PAYMENT. The first Purchase Payment must be made prior to issue of the contract. The minimum first Purchase Payment is $250 for Qualified Plans and $1,500 for Nonqualified Plans, or such lower minimums as we may establish.

                  SUBSEQUENT PURCHASE PAYMENT. Subsequent Purchase Payments may be made at any time without prior notice to us. The minimum subsequent Purchase Payment is $40 for Qualified Plans and $300 for Nonqualified Plans, or such lower minimums as we may establish. Subsequent Purchase Payments are not required to keep this contract in force.


SECTION 5 -- CHARGES AND DEDUCTIONS

                  CONTRACT ADMINISTRATION CHARGE. This charge of $30 will be deducted each year on the date specified in Section 1. It will also be deducted when the Contract Value is withdrawn in full if withdrawal is not on the date specified. The charge will never increase. The charge will not be deducted on or after the Annuity Date.

                  EXPENSE RISK CHARGE. This charge is made to compensate us for guaranteeing that the contract administration charge will never increase. On an annual basis it equals 0.5% of the daily net asset value of the Separate Account.

                  MORTALITY RISK CHARGE. This charge is made to compensate us for the mortality guarantees we make under this contract. On an annual basis it equals 0.8% of the daily net asset value of the Separate Account.

                  CONTINGENT DEFERRED SALES CHARGE. This charge may be deducted upon withdrawal, in whole or in part, of the Contract Value or the present value of remaining annuity payments (if applicable). See Section 13.

                  PREMIUM TAXES. Any premium taxes imposed by a state or other government will be deducted when due.

                  DEDUCTIONS. The expense risk and mortality risk charge will be computed and deducted from each subaccount of each investment account established under the contract for each day the contract is in force. Other charges will be deducted by cancelling accumulation units or annuity units (if applicable) of a value equal to the deduction. Unless you notify us otherwise, cancellation of accumulation units will be in the ratio of your interest in each subaccount to your Contract Value.


SECTION 6 -- THE SEPARATE ACCOUNT

                  THE SEPARATE ACCOUNT. The name of the Separate Account is specified in Section 1. It is a separate account of The Penn Mutual Life Insurance Company. It is for this and other contracts. Your Purchase Payments will be allocated to the Separate Account.

                  INVESTMENT OF SEPARATE ACCOUNT ASSETS. Assets held in the Separate Account will be invested in one or more eligible mutual funds. Current eligible mutual funds are specified in
                  Section 1.

                  For this and other contracts the Separate Account is divided into investment accounts. There is an investment account for each eligible mutual fund. For each investment account, there is a subaccount for Qualified Plans and a subaccount for Nonqualified Plans.

                  You choose the investment account to which you want your Purchase Payments allocated.

                  We own the assets held in the Separate Account. However, the portion of such assets equal to the reserves and other contract liabilities with respect to each subaccount of each investment account of the Separate Account are not chargeable with liabilities arising out of any other business we may conduct.

                  Upon notice to us, you may transfer part or all the value of the Accumulation Units or Annuity Units credited under this contract from one investment account to another. No more than two such transfers may be made in a calendar year. Such investment account transfers, as well as all other investments, are subject to the limits and rules applicable to each mutual fund.

                  SUBSTITUTION OF INVESTMENT. If investment in a mutual fund should no longer be possible or in our judgment becomes inappropriate to the purposes of the contract, we may substitute another mutual fund. Substitution may be made with respect to existing investments and the investment of future Purchase Payments. Substitution will be subject to the approval of the Insurance Department of the jurisdiction in which this contract is delivered.


SECTION 7 - ACCUMULATION VALUES

                  NUMBER OF ACCUMULATION UNITS. For each subaccount of each investment account of the Separate Account, the number of your Accumulation Units is the sum of

                           Each Purchase Payment allocated to the subaccount

                                    divided by

                           The value of an Accumulation Unit for that subaccount for the valuation period in which we received the Purchase Payment.

                  The number will be adjusted for transfers, withdrawals and charges. Adjustments will be made as of the valuation period in which we receive all requirements for the transaction, as appropriate.

                  VALUE OF EACH ACCUMULATION UNIT. For each subaccount of each investment account of the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is

                           The value of an Accumulation Unit for the prior valuation period multiplied by

                           The net investment factor for that subaccount for the valuation period.

                  NET INVESTMENT FACTOR. As used in this contract, is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c):

                           Where (a) is

                                    The net asset value per share of the mutual fund held in the subaccount, as of the end of the valuation period plus

                                    The per-share amount of any dividend or
                                    capital gain distributions by the mutual fund if the "exdividend" date occurs in the valuation period plus or minus

                                    A per-share charge or credit as we may
                                    determine, as of the end of the valuation period, for tax reserves.

                           Where (b) is

                                    The net asset value per share of the mutual fund held in the subaccount as of the end of the last prior valuation period plus or minus

                                    The per-share charge or credit for tax
                                    reserves as of the end of the last prior valuation period.

                           Where (c) is

                                    The sum of the daily expense risk charge and the daily mortality risk charge. See Section
                                    5. On an annual basis, the sum of such
                                    charges equals 1.30% of the daily net asset value of the Separate Account.

                  VALUATION PERIOD. As used in this contract, this is the interval from one valuation time to the next valuation time. Valuation time is the time as of which each mutual fund determines the net asset value of its shares.


SECTION 8 -- ANNUITY PAYMENTS

                  ANNUITY DATE. The Annuity Date must be on the first day of a month. It may not be later than the first day of the next month after the Annuitant's 85th birthday. You choose the Annuity Date in the application. You may change the Annuity Date up to 30 days prior to the current Annuity Date.

                  ANNUITY OPTIONS. You or your surviving beneficiary may choose an annuity option up to 30 days prior to the Annuity Date. An option not set forth in the contract may be chosen if acceptable to us.

                  FIRST VARIABLE ANNUITY PAYMENT. Any premium taxes will be deducted. The net Contract Value as of the Annuity Date will be applied to the annuity table for the option chosen. The annuity tables show the amount of the first payment for each $1,000 so applied, according to the age at the Annuity Date. The tables are based on the 1971 Individual Annuity Mortality Table with interest at 4%. Adjusted ages are used in entering those tables.

                  SUBSEQUENT VARIABLE ANNUITY PAYMENTS. Payments after the first will vary in amount according to the investment performance of the subaccount or subaccounts you have chosen. The amount may change from month to month. The amount of each subsequent payment is the sum of the following amounts attributable to each applicable subaccount

                           The number of Annuity Units for the subaccount

                                    multiplied by

                           The value of an Annuity Unit for that subaccount for the valuation period in which payment is due.

                  We guarantee that the amount of each annuity payment after the first will not be affected by variations in expense or mortality experience.

                  MINIMUM ANNUITY PAYMENTS. If the net Contract Value to be applied at the Annuity Date is less than $2,000, we may pay such amount in a lump sum. Annuity payments will be made monthly; but if any payment would be less than $50, we may change the frequency so payments are at least $50 each.

                  NUMBER OF ANNUITY UNITS. The number of units for the subaccount of each investment account you have chosen is

                           The amount of the first variable annuity payment attributable to that subaccount divided by

                           The value of Annuity Unit for the subaccount as of the Annuity Date.

                  The number is fixed except for adjustments for subaccount transfers. Adjustments will be made as of the valuation period in which we receive all requirements for the transfer, as appropriate.

                  VALUE OF EACH ANNUITY UNIT. For each subaccount of each investment account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is

                           The value of an Annuity Unit for the last prior valuation period multiplied by

                           The net investment factor for that subaccount for the valuation period multiplied by

                           An interest factor to neutralize the assumed investment rate of 4% built into the annuity tables.


SECTION 9 -- ANNUITY OPTIONS

                  OPTION 1 - ANNUITY FOR SPECIFIED NUMBER OF YEARS. Payments will be made for a specified number of years, which may not be less than 5 or more than 30.

                  OPTION 2 - LIFE ANNUITY. Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

                  OPTION 3 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS. Payments will be made for the life of the Annuitant. A guaranteed payment period of either 10 or 20 years may be chosen.

                  OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY. Payments will be made during the lifetimes of the Annuitant and a designated second Annuitant. Payments will continue as long as either is living. The amount of such payments will not change by reason of the death of the first Annuitant to die.

                  If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either:

                  (1) To have the payments continue for the specified or
                      guaranteed period, or

                  (2) To receive at any time in lump sum the present value of the remaining payments to be made over the specified or guaranteed period.

                  If a beneficiary dies while receiving annuity payments under this option, the present value will be paid in a lump sum to the beneficiary's estate. The present value will be (a) computed as of the valuation period in which due proof of death is received at our designated service office, and (b) commuted at the assumed investment rate of the annuity tables.

                  PAYMENTS. Payments will be made on the first day of each month starting with the Annuity Date. Payments under all options will be made to the Owner or to such person(s) designated by the Owner, except under Option 4. Under Option 4, payments will be jointly payable while both Annuitants are alive.


SECTION 10 -- ANNUITY OPTION TABLES

The following tables show the amount of the first monthly income payment for each $1,000 of value applied under a variable settlement option. "Age" as used in the tables means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:

            CALENDAR YEAR OF BIRTH                       ADJUSTED AGE
                     Before 1900                Actual Age increased by 1
                      1900-1919                 Actual Age
                      1920-1939                 Actual Age decreased by 1
                      1940-1959                 Actual Age decreased by 2
                     1960 and later             Actual Age decreased by 3

                OPTION 1 -- ANNUITY FOR SPECIFIED NUMBER OF YEARS

------------------------------------------------------------------------------------------------------------------------------------
Number of Years                                  5      6      7      8      9      10       11       12      13       14      15
Monthly Income             --     --     --    18.32  15.56  13.59  12.12   10.97   10.06    9.31     8.69    8.17     7.72    7.34
------------------------------------------------------------------------------------------------------------------------------------
Number of Years     16     17     18     19     20     21     22      23      24       25       26      27      28      29      30
Monthly Income    $7.00   6.71   6.44   6.21   6.00   5.81   5.64    5.49    5.35     5.22     5.10    5.00    4.90    4.80    4.72
------------------------------------------------------------------------------------------------------------------------------------

              OPTION 2 -- LIFE ANNUITY AND OPTION 3 -- LIFE ANNUITY
                  WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS

                             LIFE                10 YEARS              20 YEARS
       AGE                  ANNUITY             GUARANTEED            GUARANTEED
--------------------------------------------------------------------------------
        50                   4.59                  4.56                  4.47
        51                   4.65                  4.62                  4.52
        52                   4.72                  4.69                  4.57
        53                   4.80                  4.76                  4.63
        54                   4.87                  4.83                  4.69

        55                   4.96                  4.91                  4.75
        56                   5.05                  4.99                  4.81
        57                   5.14                  5.07                  4.87
        58                   5.24                  5.16                  4.93
        59                   5.34                  5.25                  5.00

        60                   5.45                  5.35                  5.07
        61                   5.56                  5.45                  5.14
        62                   5.69                  5.56                  5.20
        63                   5.82                  5.68                  5.27
        64                   5.96                  5.80                  5.34

        65                   6.11                  5.93                  5.41
        66                   6.27                  6.07                  5.48
        67                   6.45                  6.22                  5.54
        68                   6.64                  6.37                  5.60
        69                   6.85                  6.54                  5.66

        70                   7.08                  6.71                  5.71
        71                   7.33                  6.89                  5.76
        72                   7.60                  7.08                  5.81
        73                   7.90                  7.28                  5.84
        74                   8.22                  7.48                  5.88

        75                   8.57                  7.68                  5.90
        76                   8.95                  7.89                  5.92
        77                   9.37                  8.10                  5.94
        78                   9.82                  8.30                  5.96
        79                   10.32                 8.50                  5.97

        80                   10.86                 8.69                  5.98
        81                   11.46                 8.88                  5.98
        82                   12.11                 9.04                  5.99
        83                   12.82                 9.20                  5.99
        84                   13.59                 9.33                  6.00

        85                   14.43                 9.45                  6.00

                   OPTION 4 -- JOINT AND SURVIVOR LIFE ANNUITY

      AGE          55        60        65         70          75         80        85        AGE
--------------------------------------------------------- ------------------------------------------
      50          4.25      4.34      4.41       4.46        4.51       4.54      4.56       50
      55          4.40      4.53      4.64       4.74        4.81       4.87      4.90       55
      60          4.53      4.72      4.90       5.05        5.18       5.28      5.35       60
      65          4.64      4.90      5.16       5.40        5.62       5.79      5.91       65

      70          4.74      5.05      5.40       5.77        6.11       6.39      6.59       70
      75          4.81      5.18      5.62       6.11        6.65       7.12      7.48       75
      80          4.87      5.28      5.79       6.39        7.12       7.94      8.59       80
      85          4.90      5.35      5.91       6.59        7.48       8.59      9.88       85

SECTION 11 -- PAYMENT ON DEATH

                  DEATH BEFORE THE ANNUITY DATE. Upon receipt of due proof of the death of the Annuitant prior to the Annuity Date, we will pay to the beneficiary the greater of:

                  (1) The sum of all Purchase Payments, adjusted for withdrawals and contract transfers, or

                  (2) The Contract Value for the valuation period in which we receive such proof at our designated service office.

                  Payment will be in a lump sum or the beneficiary may choose an Annuity Option under this contract. If we are issuing new contracts on this form at the time of payment, the beneficiary may elect to apply for a new contract and apply the payment as a transfer to the new contract.

                  DEATH AFTER THE ANNUITY DATE. If the Annuitant dies after the Annuity Date, the amount payable, if any, will be according to the Annuity Option in force. See Section 9.

SECTION 12 -- TRANSFER TO OR FROM ANOTHER CONTRACT

                  TRANSFER TO ANOTHER ANNUITY CONTRACT
                  You may transfer all or part of your Contract Value to another annuity contract issued to you by us which contains a reciprocal transfer provision. The Owner, contingent owner, Annuitant and beneficiaries of the other annuity contract must be the same as under this contract.

                  Transfer to a new contract for a Nonqualified Plan must be at least $1,000 or such lower minimum as we may establish. Other contract transfers must be at least $250.

                  For partial transfers the remaining Contract Value for this contract must be at least $250. For full transfers this contract must be surrendered to our designated service office. A request to transfer must be received by us and any other applicable requirement must be met prior to the death of the Annuitant. No more than two transfers may be made to another annuity contract in a calendar year. No transfer may be made after the thirtieth day before the Annuity Date.

                  TRANSFERS FROM ANOTHER ANNUITY CONTRACT
                  You may make transfers to this contract from another annuity contract issued by us which provides for such transfers, subject to the limits set forth in that contract.

SECTION 13 -- WITHDRAWAL

                  WITHDRAWAL. Prior to the earlier of the Annuity Date or the death of the Annuitant, you may withdraw all or part of the Contract Value. After the Annuity Date and the election of Option 1 in Section 9, the payee may withdraw the present value of the annuity payments remaining to be made. The present value will be (a) computed as of valuation period in which notice of the withdrawal is received at our designated service office and (b) commuted at the assumed investment rate of the annuity tables.

                  For full withdrawal, this contract must be surrendered to our designated service office. For partial withdrawals of the Contract Value, the withdrawal must be at least $250. The amount remaining under the contract must be at least $250.

                  CONTINGENT DEFERRED SALES CHARGES. This charge will be made at withdrawal. It will be lesser of

                  (1) 5% of the sum of the Purchase Payments made within 7 years prior to the date of the withdrawal, or

                  (2) 5% of the amount withdrawn.

                  The cumulative sum of such charges made within 7 years prior to the day of withdrawal will never be more than 5% of the sum of all Purchase Payments made during the same period.

                  No charge will be made for that portion of the first withdrawal made in a contract year that does not exceed 10% of the sum of all Purchase Payments which were made more than one year prior to the date of withdrawal.

                  For purposes of this Section, if there has been a transfer from another contract, the most recent Purchase Payments under that contract shall be deemed to have been made under this contract to the extent of the amount transferred.

                  PAYMENT OF WITHDRAWALS. Unless you notify us otherwise, partial withdrawals prior to the Annuity Date and related charges will be deducted from each subaccount of each investment account in the ratio of your interest in each subaccount to your Contract Value. Withdrawals will be based on values for the valuation period in which the notice, and contract if required, are received at our designated service office.


SECTION 14 --MISCELLANEOUS

                  BENEFICIARY.  The Beneficiary is the person who is to receive

                  (1) Payment on death of the Annuitant prior to the Annuity
                      Date or
                  (2) Guaranteed annuity payments, if any, on death of the
                      Annuitant on or after the Annuity Date.

                  You choose the beneficiary in the application. You may change the beneficiary while the Annuitant is alive.

                  The estate or heirs of a beneficiary who dies before the Annuitant have no rights under this contract. If no beneficiary survives the Annuitant, payment will be made to you or your estate.

                  OWNERSHIP OF CONTRACT. The Annuitant is the Owner unless another owner is named in the application or an endorsement.

                  Only an Owner may name or change a contingent owner.

                  Upon notice to us you may assign the contract to a new Owner. The assignment cancels a designation of contingent owner.

                  DEFERMENT OF TRANSFERS AND PAYMENTS. Transfers and payments of withdrawals will be made within seven days. However, we may defer a transfer, a withdrawal, the Annuity Date or annuity payments if:

                  (1) The New York Stock Exchange is closed (other than
                      customary weekend and holiday closings);

                  (2) Trading on the New York Stock Exchange is restricted;

                  (3) An emergency exists such that it is not reasonably
                      practical to dispose of securities held in the Separate Account or to determine the value of its assets; or

                  (4) The Securities and Exchange Commission by order so permits for the protection of security holders.

                  Conditions in (2) and (3) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

                  COLLATERAL ASSIGNMENT. Upon notice to us you may make a collateral assignment. It does not change contract ownership.

                  RESTRICTIONS OF QUALIFIED PLANS. If the contract is issued pursuant to a Qualified Plan, it may not be assigned, pledged or transferred unless permitted by law.

                  MISSTATEMENT OF AGE. If the age of the Annuitant or a joint payee is misstated, any amount payable under this contract will be that amount which the Purchase Payments paid would have purchased on the basis of the correct age.

                  If the annuity payments have been overpaid because the age of the Annuitant or joint payee has been misstated, the amount overpaid, with interest at the rate of 6% per year compounded annually, will be charged against the payments still to be made under this contract.

                  If the annuity payments have been underpaid because the age of the Annuitant or joint payee has been misstated, the amount underpaid, with interest at the rate of 6% per year compounded annually, will be paid in full with the next payment due under this contract.

                  PROOF OF AGE AND SURVIVAL. We may require satisfactory proof of correct age at any time. If any payment under this contract depends on the payee being alive, we may require satisfactory proof of survival.

                  INCONTESTABILITY. No statement made by the applicant will void the contract unless it is contained in the written application attached to the contract. The contract will be incontestable after it has been in force for 2 years from the Contract Date.

                  THE CONTRACT. The contract, any endorsements, and its attached application are the entire contract. It is issued in consideration of the application and your Purchase Payments.

                  Only our President, a Vice President, Actuary or Secretary may change the contract. Any change must be in writing.


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                  At any time we may make such changes in this contract as are required to make it conform with any law or regulation issued by any government agency to which it is subject.

                  PARTICIPATING CONTRACT. The contract may participate in our divisible surplus. Divisible surplus, if any, to be apportioned to the contract shall be apportioned annually and shall be paid in cash or applied to provide additional accumulation units or annuity units under the contract. No divisible surplus is expected to be apportioned to this contract in the foreseeable future.

                  Divisible surplus apportioned to this contract, if any, will be applied to provide additional accumulation units or annuity units unless you elect to have it paid in cash.

                  DATES. Contract years and anniversaries are measured from the Contract Date.

                  NOTICE, CHANGES AND CHOICES. To be effective, all notices, changes and choices you may make under the contract must be in writing, signed and received by us at our designated service office. If acceptable to us, notices, changes and choices relating to beneficiaries and ownership will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for their validity.

                  CONTRACT PAYMENTS. All sums payable to or by us are payable at our designated service office. We may require return of the contract prior to making payment.

                  PROTECTION OF PROCEEDS. Payments under this contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, payments are not subject to legal process for debts of a payee.

                  PERIODIC REPORTS. At least once a year prior to the Annuity Date, we will furnish you a report. It will set forth the current number of Accumulation Units, the value per Accumulation Unit and the total Contract Value. Each person with voting rights in the Separate Account will be furnished reports required by the Investment Company Act of 1940.




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ENDORSEMENT -- INDIVIDUAL VARIABLE ANNUITY CONTRACT -- FLEXIBLE
               PURCHASE PAYMENTS

This contract is amended as follows:

1. The following endorsement which has or may have been added to this contract is rescinded and replaced in its entirety by this endorsement:

     Endorsement No. 1447-805.

2.   The following provision is added to Section 4--Purchase Payments:

     Total purchase payments in any calendar year may not exceed $1,000,000 without our consent.

3. The first three paragraphs in Section 5--Charges and Deductions are changed to read as follows:

     CONTRACT ADMINISTRATION CHARGE. This charge is the lesser of 2% of the Contract Value at the end of the contract year or $30. It will be deducted each year on the date specified in Section 1. It will also be deducted when the Contract Value is withdrawn in full if withdrawal is not on the date specified. The charge will never exceed $30. The charge will not be deducted on or after the Annuity Date.

     EXPENSE RISK CHARGE. This charge is made to compensate us for guaranteeing that the contract administration charge will never exceed $30. On an annual basis it equals 0.5% of the daily net asset value of the Separate Account.

     MORTALITY RISK CHARGE. This charge is made to compensate us for the mortality guarantees we make under this contract. On an annual basis it equals 0.75% of the daily net asset value of the Separate Account.

4. Section 11 -- Payment on Death is amended in its entirety to read as follows:

     SECTION 11 -- PAYMENT ON DEATH

     Death payments described in this Section shall be payable upon the earlier of:

     (1) the death of the Annuitant, or

     (2) the death of the Owner (other than the trustee of a Qualified Plan).

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     DEATH BEFORE THE ANNUITY DATE. Upon receipt of due proof of death prior to the Annuity Date, Penn Mutual will pay to the beneficiary the greatest of:

     (1) The sum of all Purchase Payments, adjusted for withdrawals and contract transfers.

     (2) The Contract Value on the date of receipt of such proof of death, or

     (3) The Contract Value as of the Contract Date or, if later, the most recent seven year anniversary of the contract occurring before the Owner's 81st birthday, increased by subsequent Purchase Payments and transfers to the contract and reduced by subsequent withdrawals and transfers from the contract.

     If the beneficiary is not the decedent's spouse, the beneficiary can choose an Annuity Option for death payments. The Option must provide for payments over the beneficiary's life or over a period not longer than the beneficiary's life expectancy. Payments shall begin within one year after the date of death. If payment is made in a lump sum, such payment shall be made within five years after the date of death.

     If the beneficiary is the decedent's surviving spouse, the surviving spouse shall become the owner of this contract.

     DEATH AFTER THE ANNUITY DATE. If death occurs after the Annuity Date, the amount payable, if any, will be according to the annuity option in force.

5. The first paragraph in Section 8 -- Annuity Payments is changed to read as follows:

     ANNUITY DATE. Unless another Annuity Date was chosen in the application or later written notification, the Annuity Date for Nonqualified Plans will be the first day of the next month after the Annuitant's 85th birthday and for Qualified Plans, the first day of April in the calendar year following the year in which the Annuitant attained age 70 1/2. The Annuity Date must be on the first day of a month. You may change the Annuity Date up to 30 days before the current Annuity Date.

6.   Section 13 -- Withdrawal is amended in its entirety to read as follows:

     SECTION 13 -- WITHDRAWAL

     WITHDRAWAL. Prior to the earlier of the Annuity Date or the first death to occur of the Owner or the Annuitant, the Owner may withdraw all or part of the Contract Value. After the Annuity Date if Option 1 in Section 9 is in force, the payee may withdraw the present value of the annuity payments remaining to be made.

     For full withdrawal, this contract must be surrendered to Penn Mutual. For partial withdrawals of the Contract Value, the withdrawal must be at least $250. The amount remaining under the contract must be at least $250.

     CONTINGENT DEFERRED SALES CHARGE. This charge will be made at withdrawal. It will be the lesser of:

     (1) 5% of the sum of the Purchase Payments made within 7 years prior to the date of the withdrawal, or

     (2) 5% of the amount withdrawn in excess of the free withdrawal amount.

     The cumulative sum of such charges made within 7 years prior to the date of withdrawal will never be more than 5% of the sum of all Purchase Payments made during the same period.

     FREE WITHDRAWAL. The Owner may at any time withdraw all or any part of the Contract Value free from Contingent Deferred Sales Charges if (i) the Owner in a Nonqualified Plan, or the Annuitant in a Qualified Plan, is then disabled as defined in Section 72(m)(7) of the Internal Revenue Code and as applied under the Social Security Act, (ii) the disability began after the Contract Date, and (iii) the disability had continued without interruption for four months.

     No charge will be made for that portion of the first withdrawal made in a contract year which does not exceed 10% of the sum of all Purchase Payments which were made one year or more prior to the date of withdrawal.

     No charge will be made on the portion of the first withdrawal made in the contract years set forth below which does not exceed the following percentages of the Contract Value:

              CONTRACT YEAR                            PERCENTAGE
              -------------                            ----------
              Eighth                                      25%
              Ninth                                       50%
              Tenth                                       75%

     No contingent deferred sales charge will be applicable after this contract has been in force for ten years.

     For purposes of this Section, if there has been a transfer from another contract, the most recent Purchase Payments under that contract shall be deemed to have been made under this contract to the extent of the amount transferred.

     PAYMENTS OF WITHDRAWALS. Unless you notify us otherwise, partial withdrawals prior to the Annuity Date and related charges will be deducted from each subaccount of each investment account in the ratio of your interest in each subaccount to your Contract Value. Withdrawals will be based on values for the valuation period in which the notice, and contract if required, are received at our designated service office.

7.   EFFECTIVE DATE

     The effective date of this endorsement is the Contract Date unless a later date is shown below.


Philadelphia, Pennsylvania         The Penn Mutual Life Insurance Company

                                   /s/ Robert E. Chappell
                                   -------------------------------------------
Endorsement No. 1499-91            Assistant Vice President and Senior Actuary

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This contract provides valuable benefits. Please contact Penn Mutual or its agent if you have questions about this contract.

Please notify Penn Mutual promptly of any change in address.

ANNUAL ELECTION -- Penn Mutual is a mutual life insurance company. It has no stockholders. The Owner of this contract is a member of Penn Mutual while this contract is in force during the life of the Annuitant before the Annuity Date and before total withdrawal of the contract value. Members have the right to vote in person or by proxy at the annual election of Trustees held at the Home Office, Independence Square, Philadelphia, Pennsylvania, on the first Tuesday of March. If more information is desired, it may be obtained from the Secretary.



--------------------------------------------------------------------------------






VALUES AND PAYMENTS TO YOU UNDER THIS CONTRACT VARY ACCORDING TO
THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT AND ARE NOT
GUARANTEED AS TO FIXED DOLLAR AMOUNT.






                INDIVIDUAL VARIABLE
                ANNUITY CONTRACT--
                FLEXIBLE PURCHASE PAYMENTS
                o     Annuity Payments payable on Annuity Date
                o     Flexible Purchase Payments payable until Annuity Date
                o     Participating


The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172